                             THE BENTLEY COMPANY, INC.

                           Unanimous Consent of Directors

                                   June 10, 1997


    The undersigned, being all the directors of The Bentley Company, Inc. hereby consent to adoption of the following actions:

    VOTED: That the following persons be, and each hereby is, elected to the office of the corporation set forth opposite his or her name below, to serve until the first meeting of the Board of Directors following the next annual meeting of stockholders of the corporation and thereafter until his or her successor is elected:

              President and Chief Executive Officer William W. Bentley Vice President, Chief Financial Officer
                 and Treasurer                         Napoleon T. Holmes
              Senior Vice President                    Michael Levinger
              Vice President                           Glenn Gutwillig
              Clerk                                    Karen Bentley
              Assistant Clerk                          Napoleon T. Holmes

    VOTED: That the Stock Option Incentive Plan of the Corporation be, and it is hereby, amended as follows:

              Section 1 (Administration) is hereby amended to read in its entirety as follows:

                   Section 1. Administration. The plan shall be administered by a committee (the "Committee") of one or more Directors of the Company appointed by the Board of Directors; provided, that if the Company shall become a wholly-owned subsidiary of any other corporation, the Committee shall, unless otherwise determined by the Board of Directors of the Company, consist of the compensation committee or other equivalent committee of the Board of Directors of such parent corporation. Members of the Committee shall not be eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee is authorized to interpret it, to prescribe, amend and rescind rules and regulations relating to it, to make, in its sole discretion, changes to any outstanding option granted under the Plan, including the power to reduce the exercise price, accelerate the vesting schedule or extend the expiration date of any such option, and to make all other determinations necessary or advisable for its administration.


    VOTED: That the number of directors constituting the Committee authorized to administer the Corporation's Stock Option Incentive Plan be, and it is hereby, fixed at one, and that William W. Bentley be, and he is hereby, appointed the sole member of such Committee, to serve at the pleasure of the Board of Directors.


                                                   William W. Bentley
                                               --------------------------------
                                                   William W. Bentley



                                                   Karen Bentley
                                               --------------------------------
                                                   Karen Bentley



                                                   Michael Levinger
                                               --------------------------------
                                                   Michael Levinger